For Immediate Release

WSI Industries Reports Third Quarter Financial Results

June 21, 2016—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2016 third quarter ending May 29, 2016 of $8,886,000 versus the prior year amount of $12,368,000. Year-to-date sales for the period ended May 29, 2016 totaled $27,106,000 versus $34,204,000 in the prior year.

The Company also reported net income of $78,000 or $.03 per diluted share for the fiscal 2016 third quarter compared to $409,000 or $.14 per diluted share in the prior year third quarter. Year-to-date income was $216,000 or $.07 per diluted share versus $1,031,000 or $.35 per diluted share in the prior year.

Benjamin Rashleger, president and chief executive officer, commented: “We continue to feel downward pressure from our customers due to an uncertain economic environment. For a second consecutive quarter we experienced a year-over-year decline in sales from our major customer. With this decrease, and with the elimination of our energy related work which made up a large percentage of our portfolio, our overall sales decreased from the prior year. However, even with these decreases in sales, we were able to remain profitable in the third quarter.” Rashleger continued: “As previously communicated, we are fully committed to our business development strategy, and are making the investments in staffing and infrastructure to generate the necessary results. We are seeing success in securing new customers and programs in aerospace, defense and automotive markets, and we are continuing to build our pipeline of new opportunities. We have confidence in our strategy and team, and believe we will begin to further realize the results of these efforts.” Rashleger concluded: “WSI Industries remains financially strong. We have over $6.0 million in cash on hand and a high working capital balance. We are well positioned with capital to support both organic growth and external acquisition strategies for the Company.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 29, 2016	May 31, 2015	May 29, 2016	May 31, 2015
Net Sales	$8,886	$12,368	$27,106	$34,204
Cost of products sold	7,934	11,105	24,620	30,218
Gross margin	952	1,263	2,486	3,986

Selling and administrative expense	788	727	2,209	2,340
Interest and other income	(16)	(2)	(20)	(4)
Interest and other expense	76	89	236	259
Income from operations before income taxes	104	449	61	1,391
Income taxes	26	40	(155)	360

Net income	$78	$409	$216	$1,031

Basic income per share	$0.03	$0.14	$0.07	$0.35

Diluted income per share	$0.03	$0.14	$0.07	$0.35

Weighted average number of common shares	2,920	2,912	2,909	2,909

Weighted average number of diluted shares	2,925	2,964	2,961	2,961

CONDENSED BALANCE SHEETS (Unaudited)

In thousands

	May 29, 2016	May 31, 2015
Assets:
Total Current Assets	$12,746	$13,696
Property, Plant, and Equipment, net	11,811	13,342
Intangible Assets	2,376	2,380
Total Assets	$26,933	$29,418

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,811	$4,750
Long-term debt	7,180	8,723
Deferred tax liabilities	1,951	1,960
Shareholders’ equity	13,991	13,985
Total Liabilities and Shareholders’ Equity	$26,933	$29,418

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	Three quarters ended
	May 29, 2016	May 31, 2015

Cash flows from operating activities (1)	$3,886	$1,882
Cash used in investing activities	(276)	(127)
Cash used in financing activities	(1,381)	(1,626)
Net increase in cash and cash equivalents	2,229	129

Cash and cash equivalents at beginning of period	4,150	3,233

Cash and cash equivalents at end of period	$6,379	$3,362

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $1,540 and $1,642 at May 29, 2016 and May 31, 2015, respectively.